UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2026

Guardian Pharmacy Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42284	87-3627139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Galleria Parkway SE Suite 800 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 810-0089

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	GRDN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Common Stock Lock-Up Agreements with Certain Holders

Effective September 10, 2026, Guardian Pharmacy Services, Inc. (the “Company”) entered into lock-up agreements with its founders, executive officers and certain other employees (the “Lock-Up Holders”) who hold shares of the Company’s Class A common stock.

Giving effect to the upcoming issuance of 13,521,396 shares of Class A common stock on September 27, 2026 upon the automatic conversion of the final tranche of shares of Class B common stock that were issued in the Company’s reorganization in September 2024, approximately 29.9 million shares of Class A common stock held by the Lock-Up Holders will be subject to the lock-up agreements. Those shares represent approximately 81% of the approximately 37 million shares of Class A common stock (after giving effect to the upcoming conversion) that will be held by all of the Company’s founders, executive officers and other employees who held shares of the Company’s common stock prior to its initial public offering.

Pursuant to the lock-up agreements, and subject to limited exceptions, the Lock-Up Holders have agreed not to offer, sell, distribute or otherwise dispose of or transfer any of the approximately 29.9 million shares of Class A common stock that are subject to those agreements, without the prior consent of the Company, during the period from the date of the agreement through September 14, 2027.

Following the upcoming conversion and issuance of the 13,521,396 shares of Class A common stock on September 27, 2026, the Company will have 63,320,300 shares of Class A common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guardian Pharmacy Services, Inc.

September 10, 2026	By:	/s/ Douglas Towns
	Name:	Douglas Towns
	Title:	Senior Vice President, General Counsel and Senior Compliance Officer